Exhibit 99.2
WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

WILLBROS GROUP, INC.
Moderator: Michael Collier
August 02, 2011
8:00 am CT
Operator: Good morning, ladies and gentlemen, and welcome to the Willbros Group Second Quarter 2011 Earnings Conference Call. Today’s call is being recorded.
I would now like to turn the call over to Mr. Mike Collier, Vice President of Investor Relations. Please go ahead, sir.
Mike Collier: Thank you and welcome everybody to the Willbros Group conference call. In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros, and Van Welch, our Chief Financial Officer.
This conference is being broadcast live over the Internet and is also being recorded.

An archive of the Webcast will be available shortly after the call on our Web site, Willbros.com, and the replay will also be available through the phone number provided by the company in yesterday’s press release.

Information reported on this call speaks only as of today, August the 2nd, 2011, and therefore you’re advised that time sensitive information may no longer be accurate at the time of any replay.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments the company expects or anticipates will or may occur in the future are forward-looking statements.

A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC.

The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of August the 1st, 2011 and on our Web site. Before I turn the conference call over to Randy, just one note.

We did file our 10-Q early this morning, and later this morning we will file the XBRL amendment. We did want to get that out before we got the call under way. And now I’d like to turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros. Randy?
Randy Harl: Thanks, Mike. Good morning everyone and thank you for joining us today.
In our press release yesterday, we reported second quarter results from continuing operations of $7.8 million or 16 cents per diluted share on revenue of $458 million. We are very pleased with the great improvement and performance of both our Upstream Oil & Gas, and Utility T&D segments.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

As we discussed on our last call, resource utilization in the U.S. Upstream and in Utility T&D began improving in March as normal weather conditions allowed us to progress on several large capital projects and to mobilize additional crews on projects from Maine to Texas.

The resulting improvement in capacity utilization, productivity, and improved project execution coupled with better cost control, all contributed to our second quarter operating performance. We expect this strong performance to continue and to achieve a profitable third quarter.

The second quarter Utility T&D results demonstrate the strategic rationale for acquiring this business. During the second quarter, the Utility T&D segment continued to benefit from high levels of transmission construction activity on CREZ projects in Texas, and two projects in Maine.

Our solar farm project in New York is drawing to a successful completion and we are now able to demonstrate solid experience in the renewable generation market. We have seen the distribution market stabilize, and while it is not as robust as in the past, our cost rationalization efforts are enabling us to improve our financial performance in this market.

Additionally, we are identifying smaller transmission projects that can be executed by certain distribution crews, allowing us to both increase utilization and build additional capacity for transmission.

Our bidding activity in the Northeast has increased substantially and we are evaluating expanding our geographic presence to other areas in the country where the market for transmission projects is expected to continue to grow. We are confident our success in existing regions can be leveraged to a wider regional play, creating additional growth for this segment.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Our second quarter results in the Upstream segment were led by our performance on the Acadian pipeline construction project. This project represents another in a string of very successful projects providing takeaway capacity for new production in the shale plays.

As a reminder, our work on this project is comprised primarily of 106 miles of 42-inch pipeline beginning in the Haynesville shale in Northwestern Louisiana and working toward the Southeast.

Although the Acadian project is nearly complete, our regional strategy to deliver services locally is succeeding as we continue to secure the project work we predicted would be available.

The Upstream segment continued to execute its defined strategy of expanding our local presence in the various shale regions, in Bakken and Niobrara through our Denver office. The Marcellus through our Pittsburgh office. The Barnett and Haynesville through our Fort Worth office, and the Eagle Ford through our George West office.

We are observing significantly higher bidding opportunities, and the growth of our regional offices in these major shale plays has generated new contracts in excess of $100 million.

Our clients continue to plan and award new projects at a higher pace than in the previous two quarters as more wells are completed and new production comes online.

We continue to add resource capability and additional personnel, and we are beginning to see significant growth in our engineering, EPC, and pipeline integrity management services.

In Canada we have hired Mike Fournier as the new Chief Operating Officer for Willbros Canada, a respected construction industry executive with significant project experience in the Fort McMurray oil sands environment, Mike, who most recently led a construction business of a large

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

publicly traded Canadian company, is a Canadian national who brings proven operation expertise and deep relationships with the customer base.

His appointment completes our Canadian executive management team led by Kevin Fleury, President Willbros Canada. We are confident that we can pursue, win, and successfully execute on the abundant opportunities available in the Canadian oil sands market.

We reached agreement with TransCanada on a longstanding contract dispute. As a result of this agreement, we received $61 million in cash and we look forward to rebuilding our relationship with this important customer. We have agreed with TransCanada to continue to work together through regular bidding activities and are on their approved bidders list.

The Downstream market has yet to fully recover from the global economic downturn. As a result, we have experienced a significant decline in the performance of our Downstream segment since 2009.

We recognized that in order for our traditional service offerings to compete in this difficult market we needed to expand our service capabilities and geographic presence.

We expanded our service offerings with the addition of engineering, and we rationalized our cost structure to align with our customers’ needs and the level of demand. Now we are in the process of broadening our geographic exposure to pursue opportunities in the refining and petrochemical sectors.

This initiative will concentrate on the U.S. Gulf Coast, which offers the highest concentration of existing facilities that could benefit from our services.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Since the Gulf Coast has not been a major focus area for our business in the past, we are opening an office near the Houston Ship Channel and we have hired Mark Brown, a seasoned industry veteran, as Senior Vice President Field Services.

Mark has the industry knowledge and relationships, stature, and experience to re-energize our turnaround and specially construction offering and to capture growth opportunities on the Gulf Coast.

Mark was the Senior Executive with oversight of maintenance and small capital projects for S&B Plant Services in the Gulf Coast region before joining us, and we expect our initiative to produce positive results in 2012.

During the second quarter the Downstream segment continued to be hindered by delayed turnaround spending and uncertain timing of small capital projects by our customers.

On a positive note, we were successful in securing a cost reimbursable tank construction project in Canada and a tank project near Houston, demonstrating our ability to compete for these types of projects in these growing markets.

The market for new tank construction has improved in both the U.S. and Canada, and we are seeing robust bidding activity. We maintain our belief that there will be upside in the North American Downstream sector as increased production and continued reliability in maintenance requirements are expected to lead to greater spending in our areas of service.

Our recent project awards appear to support this view. We are delivering on our objective to strengthen our balance sheet. The recent TransCanada settlement was a significant event.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

And we used a portion of the proceeds to pay down $40 million on our term loan, bringing our total debt reduction for 2011 to $72.5 million, close to the midpoint of our stated objective of $50 to $100 million.

We are committed to further strengthening our balance sheet and reducing our interest expense, and we have identified and expect to sell additional non-strategic assets before year end.

Before I hand it over to Van, I want to comment on our backlog and the market opportunities we see before us. Our 12-month backlog is roughly flat despite significant contract burnoff, such as completing most of the construction on the Acadian pipeline project.

For the second consecutive quarter, total backlog increased, $233 million in the first quarter and $122 million in the second quarter, to $2.4 billion. What is important about our current backlog log is the growth of MSA contracts which results in more revenue associated with recurring services with prudent risk profiles.

We believe this is an indication that our strategy to build a larger, more diversified revenue stream is bearing fruit. In addition to the high levels of MSA work in the Utility T&D segment, we also have opportunities in Upstream to expand MSA activity with customers in the shale plays, as well as potential to expand our Ni Source alliance model to include additional long-haul gas transportation companies.

A moment ago I mentioned pipeline integrity management services. Recent pipeline accidents have moved pipeline safety back into the public and regulatory spotlight. As a result, government agencies and industry trade associations are all expediting the development and implementation of more stringent pipeline integrity management regulations.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

In reviewing all the issues, including recent regulatory changes and possible regulations that are under consideration, it is clear that the evolving pipeline integrity management environment is likely to result in significant additional across the board business opportunities for Willbros.

We are uniquely positioned with the best professional staff in the industry to handle the assessment, engineering, construction, and ongoing pipeline integrity management and pipeline maintenance effort. The entire pipeline life cycle.

Early estimates by ourselves and others placed the industry spend on these types of activities at nearly $5 billion annually, and this is before the impact of new regulations which will cause both oil and gas producers and natural gas distribution companies to also be in the market for these services, along with transportation system operators.

Now Van will discuss our financial results in more detail. Van?
Van Welch: Thanks Randy, and good morning everyone. First let me say that we are pleased with our much improved results of our continuing operations. As we reported, second quarter net income from continuing operations was $7.8 million or 16 cents per share on revenue of $458.3 million.
Included in those results were several unusual items. Our Upstream segment recorded a non-cash, after-tax charge of $5.1 million associated with the TransCanada settlement.

In addition, second quarter results included non-operating, after-tax items as follows. First, a $2 million non-cash expense related to the accelerated amortization of deferred financing costs associated with the prepayment of our term loan debt.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Second, a $500,000 debt prepayment penalty. Third, a $3.3 million gain on the sale of real estate. And lastly, a $9.8 million non-cash tax benefit. This is a downward adjustment to our U.S. tax liability associated with our decision to repatriate cash from our international operations.

Now I will move to the segment information, starting with the Upstream segments. Our Upstream segment reported a second quarter operating income of $8.3 million on revenue of $209.2 million, excluding the $8.2 million non-cash write-off associated with the TransCanada settlement.

As expected, the continued progress of our Acadian project was the primary contributor to Upstream’s results. The steady contribution of our Oman operations, engineering and regional offices in the shale plays and conventional basins also supported the improvement.

Moving to Downstream. Sequentially, Downstream results improved slightly, but with continued poor spending levels in the refining sector, the segment generated a $4 million operating loss on $61.2 million in revenue.

We believe we will see more turnaround activity and small capital projects in late 2011 and in 2012.

We have, as Randy mentioned, bolstered our field services offering with seasoned, experienced, senior level management. We are now expanding our customer base into the Gulf Coast area and are continuing to manage our cost structure to match our current level of demand.

The Utility T&D segment achieved significantly improved results in the second quarter and generated an operating profit of $8.9 million of revenue of $187.9 million.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

As Randy mentioned, a much higher resource utilization, primarily due to the CREZ projects being fully under way in Texas, combined with our three major projects in Maine and Long Island drove this improvement.

In addition, our power cable assessment and restoration business, UtilX, met strong demand and contributed greater revenues and earnings during the quarter.

Now an update on our tax provision. We discussed on our last call our decision to repatriate foreign cash throughout the year to reduce term loan debt and fund working capital. As of June 30, 2011, we have repatriated $25.5 million of cash from our principal foreign holding company.

Our foreign earnings and profits review in the first quarter indicated approximately $14 million of non-cash tax liability was associated with repatriating these earnings.

New information pertaining to additional incurred and forecasted discontinued international operation losses has resulted in a favorable tax liability reduction.

Therefore, the company recognized a non-cash tax benefit of $9.8 million in the second quarter. Going forward, our tax rate for future quarters will be approximately 35%, excluding the impact of any discrete items incurred in the remaining quarters.

From a liquidity standpoint, we utilized $43.75 million in cash to reduce the term loan in the second quarter. As of June 30, 2011, our remaining cash and cash equivalents balance was $93.6 million net of the $43.75 million term loan payment.

We have now reduced our term loan debt by $72.5 million in the first half of this year. For the first half of the year, we sold approximately $15.3 million in underutilized equipment and property and have identified additional non-strategic and underutilized assets for sale.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

On our last call, I reported that we had a study underway to assist us in determining the strategic fit and potential future contributions of various business units. With respect to this study we have signed a letter of intent with a qualified buyer for one of our non-strategic business units.

Additionally, we have engaged an investment bank to facilitate the sale of our discontinued operations in Canada. The proceeds from these sales will be used to pay down our term loan debt. We remain focused on improving our financial flexibility by reducing our leverage by paying down debt.

Our objective is to achieve a 3:1 or less leverage ratio in order to open up full access to our credit facility. In the second quarter, we filed a universal shelf to provide more flexibility to access public capital markets.

This shelf provides us the flexibility to take advantage of favorable capital market conditions as they arise to strengthen our balance sheet.

Total backlog was up $355.1 million from year-end 2010, largely driven by the increased MSA work.

Our utility T&D segment now represents 50% of our 12-month backlog, and 69% of our total backlog.

At June 30th, our total backlog was $2.4 billion, up from $2.3 billion at March 31 and $2 billion at December 31, 2010. We expect $948 million to be worked off in the next 12 months.

The strong backlog is expected to support current revenue run rates and utilization levels. Now turning to CAPEX. The Capital Expenditures budget for 2011 remain $29.7 million. We believe

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

the U.S equipment rental market for our needs is currently favorable for renting versus owning certain types of equipment.

As for guidance, we have the following expectations in 2011 for continuing operations. Revenue is expected to range from $1.5 billion to $1.7 billion. Debt reduction for full-year 2011 of approximately $50 million to $100 million, and SG&A to be 7% to 9% of revenue.

We expect to maintain revenue levels generated in the second quarter, and based on current information expect our high utilization levels to result in continued profitable operations in the third quarter.

I will now turn the call back to Randy for additional comments. Randy?
Randy Harl: Thanks, Van. Our electric transmission work in Maine and Texas is at seasonal highs. In the second quarter we have seen the earnings power that our new segment can provide.
Our geographic expansion continues to generate quality prospects and our recent successes in the Bakken and Eagle Ford indicate the significant progress we have made on our strategy to deliver services locally and into the major shale areas in conventional basins.

These opportunities coupled with the opportunities presented by new pipeline integrity regulations should generate more recurring services and help mitigate the seasonal downturns we historically have experienced in the fourth and first quarters.

Market conditions are improving and we now have opportunities in four very distinct markets, including electric utility transmission and distribution, U.S hydrocarbon production and transportation (including the shale plays), Downstream refining and petrochemicals, and the Canadian oil sands.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

We’re confident we can profitably execute the significant amount of work we have in backlog as well as benefit from greater opportunities in all our segments. In our second quarter results we have glimpsed the potential for Willbros.

With attentive project management leading to improved operating performance, we can restore more predictable operating cash flow, de-leverage our balance sheet and generate real value for our shareholders. Operator, we’ll now take questions.
Operator: Thank you. If you do have a question at this time, please press star 1 on your touch-tone phone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 if you have a question.
We’ll go first to Graham Madison with Lazard Capital Market.
Graham Mattison: Hi, good morning guys.
Randy Harl: Good morning Graham.
Van Welch: Good morning.
Graham Mattison: I’ve just got a question on the Downstream side. Are there still more restructuring steps that you need to take to get this business back to profitability? And do you see it becoming profitable in 2011 or is that a 2012?
Randy Harl: I think, Graham, that, you know, starting on the second part of your question I think that, you know, our objective is to get it back to break-even in the second half. I think that’s going to be

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

difficult. It’s going to be better, I think in Q3. But, you know, we have to expand the market that we have to address.

The traditional market we focused on in the Midwest, a bit on the West Coast, and up into the Northeast, you know, the customers (do not) provide enough opportunity for us to generate enough backlog revenue to get where we need to be.

We’re not seeing the small capital projects come back at the rate that both our customers and we had expected to happen in the first half of the year. That’s just been a little bit slower than expected. Their (our customers) profits have remained pretty high and normally that flows downhill to us.

Our assessment of it is that we’ve just got to expand, you know, where we’re looking for business. And as I said in my remarks, the U.S Gulf Coast represents the best opportunity for us. So we’ll continue to maintain the business that we’ve traditionally had but expand our focus on the Gulf Coast and I expect us to be awarded some work this fall.

So I expect that to be fairly immediate, but, you know, to try to get back to a profitable position it’s going to be difficult. One of the things that we didn’t mention here that was a pretty good impact in being able to achieve profitability was a couple of projects we had in the government services area that, you know, in the government’s usual way got delayed and we weren’t able to get those fully executed in 2011.

We still got that work, expect it to happen, but whether it happens soon enough to really impact Q4 like we’d expected, we just can’t see at this time. If it does, then that’s going to be a big contributor to it. Hope that helps.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Graham Mattison: That does, thank you. And then one last question on the Upstream side. Is there still more room for better utilization there? Or maybe (it’s a harvest) in project contingencies? Or is this, the margin that we saw in the quarter, probably what we should be looking for on a go-forward basis?
Randy Harl: Well, I think, you know, Graham, the guidance we’ve given you in the past I think, you know, we’re pretty much where we thought we would be. You know, we were utilized to a large extent in Q2. You know, we expect that utilization to continue on into Q3.
You know, the bidding activity in the Upstream is quite robust. It’s up significantly from last year. You know, it’s very competitive. A lot of people show up for each one of these projects but I’m happy to say that we’ve been successful at winning our fair share.

And as I said also in my remarks, our strategy to penetrate these shale plays is working and, you know, the margins that you see there include what we’ve been able to do there. You know, so I think what you see in 2011, we have a reasonable chance to replicate in 2012.
Graham Mattison: Okay, great. Thank you very much. Jump back in queue.
Operator: And we’ll go next to Martin Malloy with Johnson Rice.
Martin Malloy: Good morning.
Van Welch: Good morning, Marty.
Randy Harl: Good morning.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Martin Malloy: Just following on your growth in the shale plays. Can you talk a little bit perhaps about the percentage of your revenue that’s coming from there and give us some rough range for how much is coming from, say from the well head to the larger diameter pipelines, the work on the gathering systems, et cetera? And also what kind of growth rates you’re seeing on that?
Van Welch: I think, Marty, if you look at just the shale play and the work that we’re doing in the shale play, the large majority of the revenue is certainly related to those shale plays, even the pipeline that we’ve been doing today for, or that we did, on Acadian. So, I mean, you can highlight that a big percentage is related to that development.
Martin Malloy: And the growth rate that you’re seeing?
Van Welch: Oh, I think it’s going to continue to grow. In terms of the smaller diameter gathering-type work within those shale plays. And, you know, as Randy mentioned, we’re now located there doing work on the ground there.
I would expect that to continue to expand. We have compressor stations that are now under backlog that we’re working with there in the shale plays as well.
Randy Harl: And I think the, Marty, one of the, you know, not to go over it again and reemphasize it, a huge benefit that we expect to see there is going to be the mitigating effect that’s going to have on Q4 and Q1 where we have, you know, really chased a falling knife.
You know, those quarters don’t have much large diameter construction work available and we expect the work that we’ve picked up in these regional plays to be more steady during that period.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Martin Malloy: Okay. And then on the Utility T&D side, when you look at the second quarter results can you give us a rough approximation of where you were in terms of utilization and how much higher can it go when you look out at third quarter or maybe even in the next year?
Randy Harl: Well, I think that, you know, in the construction side, you know, we were close to full utilization. We were highly utilized in transmission construction. You know, we are still only 60% or so utilized on the distribution side, you know, so we’re starting to see some signs of life there, Marty. And depending on how that goes, you know, we could see some growth there.
We’re seeing opportunity here in Texas that’s driven by the new regulations in terms of how utilities are able to get their investments and distribution into the rate base here. I think that’s going to play well for us going forward here at least for this year. You know, as I said in my remarks it’s been a bit flat but picking up slightly.

So our utilization is up a bit from last year but we’re seeing some signs out there that that could contribute in Q3 and Q4 more than it did in the first two quarters.
Martin Malloy: Thank you.
Operator: And we’ll go next to Jamie Cook with Credit Suisse.
Andrew Buscaglia: Hi this is Andrew Buscaglia calling on behalf of Jamie Cook. So given the economic uncertainty, I know you guys touched a little bit upon what your customers are seeing, but could you talk a little bit more about your visibility there and which segments you’re seeing and, you know, by segment what your customers kind of looking at there?
Randy Harl: Yes, I think, you know, it’s a good way to approach it. I think in the Upstream business, you know, really you have to take it in two pieces. First of all, in the longer haul pipeline projects,

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

which have become a bit shorter except for a few cases, we’ve returned to a more traditional market where our customers really don’t advertise and talk about projects much in advance of coming out for bids.

And those have — and so the bidding activity we’re seeing occur in Q1 and in Q2, we’re heavily into it now. Projects get awarded and they’re executed within 90 to 120 days. And so that’s the way that business has worked traditionally up until about 2007 where we had a lot more visibility.

But we’re back into, you know, a bid and execute 120-day cycle on that business. As we move into the shale plays and then traditional basins, those are really more MSA-type projects where you have that Master Services Agreement and it’s a function of how much work the customer has.

So you really, you know, you have visibility from a year-to-year basis based on the customer’s review in any point of time, but you never have a huge backlog associated with that work.

So the Upstream business in those two construction segments, you know, we feel very good about what’s out there because of what’s happening with all the drilling. And that’s going to portend a lot more projects. It did this year, we expect that to continue.

It’s more of the macro kind of things that we have to look at that really give us a view of what’s out there versus a stack of projects that we expect to get executed over the next two or three years.

So on the engineering side, the good news is, and we haven’t touched a lot on this, when things came crashing down in 2009, you know, we had a lot of EPC work in the Upstream.

Now we have gone, we went through a pretty long dry spell there, where there wasn’t a lot of that. Now we have a lot of opportunity and so one of the things that can really give us more visibility

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

there is landing one of these larger projects in the Upstream that’s EPC. And so that’s how we characterize the Upstream.

In Canada, visibility is better. You know, we have these MSAs, our Syncrude is a good example of that. You know, when we’re looking out there over a five-year period, again it’s a Master Services kind of agreement but we’re getting a lot of direction from the customer that there’s a tremendous amount of work there to be done.

So, you know, when we look at that market in the oil sands, we’re confident that with the improved execution capability that we’re bringing to bear there, that we’re going to see that we have the visibility out there and we’ll be able to replace that work that we have discontinued in the long haul pipeline segment.

So we’re very bullish as that oil sands market rebounds that we’re going to be able to get in there and put our full bandwidth on executing and securing work in the oil sands. So that looks very, very promising to us.

In the UTD business, the transmission market, we are very, very bullish on that, that’s why we bought InfrastruX. I think you see that the earnings power is there. The market is significant. Many projects for us to pursue there. We have a huge backlog in that business.

Really, the thing that can change there is an improvement in housing starts, in commercial use of electricity, installation of new meters and seeing that distribution business get better. You know, so those are the things that we’re watching there but we have a lot of visibility because of that MSA backlog that I talked about there.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

In the Downstream business, the macros are pretty good for our customers but we just need a bigger customer base to pursue. And that’s really what our strategic look is all about, is expanding our net, casting it out there wider.

We have the qualifications, we have the people, and I think with the addition of the new management team, we’ll have the focus that can bring that business in.

The Canadian Downstream market, specifically construction of API storage tanks and terminals, also looks very promising. We’re still bullish on the SAGD process in Canada.

That that will provide some additional work for our heater group, manufacturing and other things that we have in Tulsa. So that’s kind of a walk around the market. I hope that helps.
Andrew Buscaglia: Yes, very helpful. Thanks for the color there.
Operator: And we’ll take our next question from Tahira Afzal from KeyBanc.
Tahira Afzal: Good morning gentlemen and congratulations on a good quarter.
Van Welch: Thank you.
Randy Harl: Thank you.
Tahira Afzal: I guess a couple of questions I had. Number one, you know, I would love to hear a bit more about the pipeline integrity work. And, you know, as we look out, you know, you’ve done a good job of really giving us an idea of where the annual revenues could potentially head for the different segments. We’d love to get a recap now that you’ve seen pipeline integrity work come back as well.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Randy Harl: Well, Tahira, you know, we started a couple of years ago, you know, really focusing on that with the opening of the Kansas City office. And when you look in that office, you know, we have people who have been doing pipeline integrity work that’s very similar to what’s going to be required going forward for the past 15 years or so.
And so that’s why we say we have unmatched capability and experience in that space. So we have about 50 engineers in Kansas City, more in Tulsa and other places that have the experience in the integrity space, have helped our customers like NiSource achieve a high degree of reliability with regard to the integrity of their system.

And as these regs roll out, you know, we’re involved and are watching that closely. We’re preparing from a marketing standpoint to get out our capabilities to a customer base that really hasn’t had to comply with a lot of these regulations in the past. Let people know who we are.

But this is really a marketing challenge for us. You remember we brought Rob Berra on in the first quarter? You know, Rob is getting spun up with regard to getting a better sales and marketing approach for the company out there, letting people know what we have to offer.

But this is one of those markets that I think is going to take off very fast.

You know, there’s a lot of emotion around pipeline integrity and once these regs are out there, there will be, we think, you know, timetables set for compliance. And so, you know, we are very optimistic not only about the market but about the capability that we have.
Van Welch: Yes, Tahira, in terms of the topline, let me go through that by segment for you and give you a little bit more color.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Tahira Afzal: Thank you very much.
Van Welch: On the Upstream, you know, I think we’re looking at a pretty flat, flatish type of environment in terms of topline. If you look forward from Q2, a large contributor to that is the shale plays and the recurring work that we have there, as well as an expected improvement in topline revenue associated with Canada oil sands going forward.
In the Downstream, I think you can look at it as being pretty flat Q2 to Q3 as we talked about in the prepared remarks. I would expect that we’ll see revenue growth in Q4 in the Downstream associated with a bit more turnaround activity as well as the startup of a government project that we anticipate is going to happen in Q4.

In the UTD side, I think from a revenue standpoint pretty flat going to Q2 to Q3. There’ll be a slight down-turn in Q4 or you can expect a slight down-turn in Q4 as we get into the seasonality of some of those businesses.
Tahira Afzal: Got it, okay, that’s very helpful. I guess the second question I have is in regard to the TransCanada receivable, obviously a big overhang lifted from your balance sheet. I would love to get a sense of how your clients and, you know, potential clients have really reacted to the improved balance sheet with that receivable gone?
Randy Harl: You know, I think, Tahira, anytime you have a dispute with a major customer like TransCanada, that does create an overhang, sort of a cloud that follows you around with your customers, your competitors, your suppliers. You know, we have gotten a lot of very positive feedback since we settled that. And, you know, so I think it, you know, in every way that was a real success for us.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Tahira Afzal: Got it, okay, that’s great. And I guess last question and then I’ll hop back into queue. You know, if you look at the profitability of the Upstream segment, you know, you’ve seen — if you x-out the TransCanada receivable — around 4% operating margin for the segment.
You know, in the past the segment has delivered as much as 15% operating margin. As you look — as you look forward, you know, and you’re moving, you’re migrating your business model, multiple shale plays and, you know, pipeline integrity side, how should we view, you know, margin upside? You know, are we ever going to see profitability at that level or is that sort of (comes with) the risk of the downside as well?
Randy Harl: Yes, I think, Tahira, if you’re looking at a 15% profitability at operating margin that would be a bit wishful at this point. I do think that we can have greater profitability going forward. As we talk about the engineering space we continue to grow that revenue. That’s going to have some higher margin associated with it.
Also Canada, if you look at the first two quarters of this year the Canada margins have been low. We’re expecting those margins to pick up as we get into the latter half of the year. So there’re a couple of things there that I just want to highlight to you that we could see margin improvement going forward.
Tahira Afzal: Got it, okay. And then a quick follow-up and then I’ll hop back. If you, you know, in 10-Q you mentioned — on the Upstream side — a 25% increase quarter-to-quarter on the revenue side. Is that just for the engineering side or is that for the entire Upstream side?
Van Welch: Engineering.
Tahira Afzal: Okay.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Van Welch: That’s engineering.
Randy Harl: Engineering.
Tahira Afzal: Got it, so even if your revenues are sequentially flat you could see profitability going up on mix.
Randy Harl: That’s certainly a possibility.
Tahira Afzal: Thank you very much, gentlemen.
Operator: And we’ll go next to John Rogers with D. A. Davidson.
John Rogers: Hi, good morning.
Male: Good morning, John.
John Rogers: Just a couple of follow-up things. First of all in terms of the shale plays versus your traditional interstate transmission business, are the margin opportunities there the same?
Randy Harl: John, they are. It’s essentially the same.
John Rogers: Okay.
Randy Harl: You know, for a number of reasons the competition that exists in the long-haul pipeline market is significant. You know, we’re seeing 10 to 12 bidders show up for every project. And so you really have to have a sharp pencil. You know, it’s like any construction. You know, when there’s that much competition, you know, the best guys can eke out some margin but it’s not a lot.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

When you shift over to the shale plays, by definition, you know, it’s less risk. It’s more Master Services Agreement, less lump sum. And so the margins on that are less. You have to get your cost down.

And we’ve structured our model, you know, have been working on that for the past couple of years to get the cost where we can bring those same kinds of margins out of it. So it’s pretty similar.
John Rogers: Okay, and then on the transmission business, or the electrical side of the - including the distribution — since you’ve acquired that business and expanded it relative to the original plans, what are you thinking about now? I mean not this year but out years, in terms of the margin potential for that business now that it seems to be running well.
Van Welch: Yes, I think, John, as we grow the revenue I think that’s going to be incremental margins going forward. Also...
John Rogers: I’m sorry, incremental to where you are now?
Van Welch: Yes, it could be as we grow the revenue and cover more of the overhead cost I think that could improve margins. Also, as we’ve talked about in the past, we spend a great deal of effort improving the project management tools in UTD. I think as — and I think you’re starting to see a bit of that improvement already to date. I think you’ll see more of it later as we put those tools in place in that segment.
Randy Harl: We’ve been, John, pretty pleased with the speed with which the new segment has picked up those tools and processes. What we saw on the BP Solar project, the two projects in Maine, what

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

we’re seeing here in Texas is really quick adoption of these processes and procedures which have helped them.

We’re delivering the as-bid margins really in all cases there. I think the real expansion of operating margin in that business is really going to come from an improvement in the distribution side, which represents a little less than half of the revenue stream.

But it still is a bit of a drag on operating margins in that segment. We have done a lot. In fact we have been more successful in UTD in reducing our cost structure than any other segment that we have. So we’re very pleased with the progress that we’ve made there.

And so you’re going to see that continue to contribute to our results as we go forward. But having the ability to match cost and revenue in this business is going to lead to, I think, much, much improved results in every quarter going forward.
John Rogers: Okay, so I mean, pin that down a little bit. I mean does that mean that you could get margins in the high single digits out of this business?
Van Welch: Yes, I think if you’re looking at it certainly in quarters that had the lack of the seasonality. If there is a seasonality in this business, as you get into late Q4 into Q1, that have an impact on margins. When you’re looking at the peak quarters, primarily Q2, Q3, I think that is achievable over time.
John Rogers: Okay, and just, Van, in terms of the outlook or the guidance you gave us does the slightly higher SG&A levels, what’s causing that?

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Van Welch: The primary purpose of the increase is associated with our Canadian discontinued operations. The GAAP rules require you not to be able to allocate some of your shared cost and your segment overhead cost to DISCO. So we have those now.
A large proportion of that is now in continuing operations. But yet the revenue that we had in those operations are in DISCO. So that’s the primary reason for the increase.
John Rogers: Okay, great. Thank you, appreciate it.
Operator: And we’ll go next to Steven Fisher with UBS.
Steven Fisher: Hi, good morning.
Van Welch: Good morning, Steven.
Randy Harl: Good morning.
Steven Fisher: Wondering if you could just give us a sense of the size of the sale that non-strategic business unit and what it might do to your $50 to $100 million target of debt reduction?
Van Welch: Yes, I think, Steve, the way I’ll answer that — I don’t want to be too specific — but I think if you look at the two sales that we would have out there, that we’ve identified in our prepared comments, that would put us potentially over our goal for the year.
Steven Fisher: Okay.
Van Welch: Debt reduction.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Steven Fisher: Right, and then you mentioned you’re on the approved bidder list for TransCanada. So does that mean we should assume that you’ll be bidding on the Keystone XL?
Randy Harl: No, I don’t think you can assume that, Steven. I think that that was well down the track by the time we resolved this matter. So that’s not something we’re expecting to see. Plus I believe they have a project labor agreement on that so it’ll be done union.
Steven Fisher: Okay, and then, Randy, can you just discussed your target for recurring services as a percentage of the overall mix. How much, by when and the strategies for getting there?
Randy Harl: Well, you know, I have said for a long time I’d like to get that into the 60% or 70% of revenue range. You know, we’re less than 50% today. But we’re continuing to make gains and as you see more going to the backlog that’s characterized as MSA and continuing services, we’re moving toward that goal.
So I think everything we’ve said — if you’d look at what we’re going to do in the oil sands. We’re looking for more of that work. We’ll continue to mine those MSA contracts there and expand. There is almost unlimited opportunity there to do that.

We, of course, will supplement that with nice construction and EPC projects as they come along. If you look in — at what we’re trying to do in UTD then, you know, I think that the backlog speaks for itself.

We’re able to pile more of that kind of work in. You know, we’re looking for new customers, have some good prospects out there to sign additional MSAs. So I expect that to happen there.

And the distribution side is nearly 100% MSA already. And that needs to rebound from a installation of meter standpoint and we’re going to see that happen.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

On the engineering side, most of that work is recurring services today. And we’re continuing to push, to expand both our Upstream business as we move out into these regional offices.

The engineering office in Denver, in Fort Worth, both of those are full today, and highly utilized for being successful in those markets. And once you’re there, you know, you tend to attract new customers. So I think that regional expansion is really beginning to bear fruit.

And then in the Downstream, you know, we have a number of good things that are happening there. You know, and I think this expansion into the Gulf Coast will be almost 100% recurring type services because we’re going to emphasize the maintenance, turnaround, and really that kind of business supported by the infrastructure that we have Tulsa. So that’s a brief summary.
Steven Fisher: So do you think we could see that 60% to 70% say in 2013?
Randy Harl: I think we could be there by 2013, yes.
Steven Fisher: Okay.
Randy Harl: That will be a much more stable model.
Steven Fisher: I agree, thanks a lot.
Operator: We’ll go next to Dan Mannes with Avondale Partners.
Dan Mannes: Okay, good morning.
Randy Harl: Good morning, Dan.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Van Welch: Good morning.
Dan Mannes: Just a couple quick short follow-up questions. First, I didn’t get a chance to see it in the 10-Q but discontinued ops was a pretty big negative number this quarter. Can you walk through what was running down through there? I mean are you — is this a wind down of a couple contracts or what was sort of going on, on that line?
Van Welch: Sure, Dan, there were three items that are included in our discontinued operations. The first item, and the most significant, is associated with Canada, big inch, large transmission pipeline. We did experience some more losses in that space. It contributed about $6.4 million — that’s after tax — about $6.4 million associated with that, with Canada.
Just to give you a bit more color on that, there’s about $60 million of work still to be done. About $40 million of that’s going to be performed this year and the remaining in 2012.

Also we wouldn’t expect — if you get into Q — going forward after Q2 I think what you can expect is that we’ll have some overhead in indirect cost. And that would be the extent of it after we’ve recorded these losses in the quarter.

The other element is around the WAGP (West Africa Gas Pipeline) litigation. That amount was $4.4 million in the quarter and it’s associated with legal expenses to ready ourselves for trial that’s now scheduled for June, 2012. That’s the trial date.

I would expect you are going to see these costs continue as we go forward. So that’d be a recurring event as we get into Q3, Q4 and possibly Q1 of next year.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

The third item, which is a very small item, is around the Libyan operations that we discontinued. Now we had about a $250,000 expense and that’s basically the expense of just closing, writing off leases, things of that nature. And I would expect very minimal to none of those kinds of expenses going forward.
Dan Mannes: Got it, thanks, two other quick ones first, any material storm work in the second quarter. Have you experienced any so far in the third? On the T&D side...
Randy Harl: Not yet, we had a little bit in the first quarter but it just sort of offset some of the poor weather conditions that we were dealing with.
Dan Mannes: Got it, and then lastly, again on the T&D side, you talked about some regional expansion. Obviously you’re strong in the northeast and Texas currently. Can you talk about other markets that you might be going after or give us a little bit more direction on where you might be looking?
Randy Harl: Well, we’re — I think it’s a little premature to discuss that at this point. You know, we have a full-up strategy review underway in both utility T&D and in the Downstream. We should be able to give you a lot more color on that as we move into the third quarter, this quarter.
By the time we report next time I think we can lay out exactly what our plans are. But, you know, the market is so robust and so big you can almost put a pin anywhere on the map and say that that would be a good place to go. But it requires more analysis than that.

You know, the states that surround us here in Texas have a lot of opportunity which would make that a pretty easy move. In the northeast, you know, taking a one-state move from anywhere we are would also accomplish a lot in terms of the market that we’re looking at.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

So, you know, the good thing about that is there’s lots of opportunity out there and we have the right experience, the right capabilities, the right equipment, to be able to get out there and take advantage of that.
Dan Mannes: Got it, thanks.
Operator: And we’ll go next (Randy Bhatia) with Capital One Southcoast.
(Randy Bhatia): Good morning, guys, thanks for taking my question.
Male: Hey, (Randy).
(Randy Bhatia): I think most everything I have has been answered. But I did just want to touch one more time on the tax issue. Do you anticipate any further repatriations of foreign cash and what impact that may have on tax going forward?
Van Welch: We certainly may. And the — but the tax impact has already accounted for that. We would not expect to have a tax event associated with any further repatriation of cash from foreign operations.
(Randy Bhatia): Okay, so 35% is a good run rate then?
Van Welch: Yes.
(Randy Bhatia): Okay, and if you could any sort of color on the process for selling the discontinued operations in terms of a hopeful time frame?

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Van Welch: Well, we’ve hired a (IB) to help us market that. We have just started the process. I wouldn’t say that we are too far along in it but we are working. It’s hard. I wouldn’t pick a date for you. But we’re going to work at is as hard as we can to see what it may bring us.
(Randy Bhatia): Okay, great. Again, I appreciate your time and the rest of my questions have been answered.
Operator: We’ll take a follow-up question from Tahira Afzal with KeyBanc.
Tahira Afzal: Gentlemen, just a question. You’re the first company to — really relevant company to report post FERC order 1000. And I don’t know if Mike Giarratano is there but I would like to get a sense of, you know, what you think that order being [enacted?] would potentially mean for your electric transmission business and if you even sense any initial excitement from sponsors?
Mike Collier: Well, Tahira, this is Mike — I think that it’s certainly a positive development to see that, you know, that the transmission cost can be allocated, you know, to the end customer. I think if you talk to the developers they certainly see it as positive.
But it’s a bit early with our customers. So I don’t think we’ve seen a big move in terms of announcements around moving projects ahead. But we expect it to have a positive impact. And that’s part and parcel of the strategic review that Randy talked about. We have customers that could be impacted favorably by that so that’s one of the things we’re reviewing.
Tahira Afzal: Thank you very much.
Operator: And that concludes our question and answer session. I’d like to turn the conference back to our speakers for any closing remarks.

WILLBROS GROUP INC.
Moderator: Michael Collier
08-02-11/8:00 am CT
Confirmation # 9234035

Randy: Operator, that concludes the conference call. Thanks, everyone, for joining us here today. We had a good quarter for the business. We’re optimistic about what we see out there in the future and look forward to a profitable third quarter.
Operator: Thank you, everyone, that does conclude today’s conference. We thank you for your participation.
END